Coty Forms Special Committee to Evaluate JAB Tender Offer

NEW YORK - February 15, 2019 -- Coty Inc. (the “Company”) (NYSE: COTY) today confirmed that on February 13, 2019 (the “Commencement Date”), JAB Holding Company S.à r.l. (“JAB” and, together with the affiliates of JAB (other than the Company), the “JAB Group”) commenced its previously announced tender offer, pursuant to which an affiliate of JAB Group would acquire up to 150 million additional shares of the Company’s Class A common stock at a price of $11.65 per share in cash (the “Tender Offer”).

The Board of Directors (the “Board”) of the Company has formed a special committee of disinterested, independent directors (the “Special Committee”) to evaluate the Tender Offer. Members of the Special Committee are Sabine Chalmers, Erhard Schoewel and Robert Singer.

Consistent with its fiduciary duties and in consultation with its financial and legal advisors, the Special Committee will thoroughly review and evaluate the Tender Offer to determine a course of action it believes is in the best interest of the Company’s stockholders. The Board will not move forward with approving or recommending the Tender Offer or any other transaction with JAB Group unless it is approved by the Special Committee.

The Special Committee will inform the Board of whether it recommends stockholders accept or reject the Tender Offer, or whether it expresses no opinion and remains neutral toward the Tender Offer, at which point JAB Group will determine whether or not to proceed with the Tender Offer. The Company will notify stockholders of the Special Committee’s formal recommendation, within ten business days of the Commencement Date by filing with the Securities and Exchange Commission a solicitation/recommendation statement on Schedule 14D-9. The Company’s stockholders are advised to take no action at this time pending the review of the Tender Offer by the Special Committee.

Important Additional Information
This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. The Company may file a solicitation/recommendation statement on Schedule 14D-9 with the U.S. Securities and Exchange Commission (“SEC”). Any solicitation/recommendation statement filed by the Company that is required to be mailed to stockholders will be mailed to stockholders of the Company. BEFORE MAKING ANY INVESTMENT DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THESE MATERIALS AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. These materials will be sent free of charge to Company stockholders when available, and may also be obtained by contacting the Company’s Investor Relations Department at 350 Fifth Avenue, New York, New York 10118 or calling 212-389-7300. In addition, all of these materials (and all other tender offer documents filed with the SEC) will be available at no charge from the SEC through its website at www.sec.gov.

About Coty Inc.
Coty is one of the world’s largest beauty companies with over $9 billion in revenue, an iconic portfolio of brands and  a purpose to celebrate and liberate the diversity of consumers’ beauty. We believe the beauty of humanity lies in the individuality of its people; beauty is at its best when authentic; and beauty should make you feel happy, never sad. As  the global leader in fragrance, a strong number two in professional salon hair color & styling, and number three in color cosmetics, Coty operates three divisions: Consumer Beauty, which is focused on mass color cosmetics, mass retail hair coloring and styling products, body care and mass fragrances with brands such as COVERGIRL, Max Factor, Sally Hansen and Rimmel; Luxury, which is focused on prestige fragrances and skincare with brands such as Calvin

Klein, Burberry, Marc Jacobs, Hugo Boss, Gucci and philosophy; and Professional Beauty, which is focused on servicing salon owners and professionals in both hair and nail, with brands such as Wella Professionals, Sebastian Professional, OPI and ghd. Coty has approximately 20,000 colleagues globally and its products are sold in over 150 countries. Coty and its brands are committed to a range of social causes as well as seeking to minimize its impact on the environment.

For additional information about Coty Inc., please visit www.coty.com.

For more information:

Investor Relations
Christina Frank, +1 212 389-6802
christina_frank@cotyinc.com

Olga Levinzon, +1 212 389-7733
olga_levinzon@cotyinc.com

Media
Jennifer Friedman, +1 917 754-8399
jennifer_friedman@cotyinc.com

Lisa Kessler, +1 917 348 3373
lisa_kessler@cotyinc.com